Exhibit 5.2
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019-6092
December 10, 2010
Aspen Insurance Holdings Limited
Maxwell Roberts Building
1 Church Street
Hamilton HM 11
Bermuda
Ladies and Gentlemen:
     We have acted as United States counsel to Aspen Insurance Holdings Limited, a company organized under the laws of Bermuda (the “Company”), in connection with the preparation and filing on December 21, 2007 of a registration statement on Form F-3 (File No. 333-148245) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement became effective on December 21, 2007. The prospectus dated December 21, 2007 included in the Registration Statement (the “Base Prospectus”) has been supplemented by a prospectus supplement, dated December 7, 2010 (such prospectus supplement, together with the Base Prospectus, including the documents incorporated by reference in the Registration Statement, the “Prospectus”), relating to the sale by the Company of $250,000,000 in aggregate principal amount of its 6.00% Senior Notes due 2020 (the “Notes”). The Company has also filed with the Commission pursuant to Rule 433 under the Act a free writing prospectus, dated December 7, 2010, relating to the 2020 Notes. The Notes will be issued and sold pursuant to the terms of the Underwriting Agreement dated December 7, 2010 (the “Underwriting Agreement”) between the Company and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., on behalf of the several underwriters named therein.
     The Notes will be issued pursuant to the Indenture, dated as of August 16, 2004 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture, dated as of December 10, 2010 (the “Supplemental Indenture”), each between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).
     In connection with this opinion, we have examined originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records, and have made such investigations of law, as we have deemed necessary or appropriate as a basis for the opinions expressed in the numbered paragraphs below.. In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents
New York | London multinational partnership | Washington, DC
Albany | Almaty | Beijing | Boston | Brussels | Chicago | Doha | Dubai
Frankfurt | Hong Kong | Houston | Johannesburg (pty ) ltd. | Los Angeles | Madrid | Milan | Moscow
Paris multinational partnership | Riyadh affiliated office | Rome | San Francisco | Silicon Valley | Warsaw

Aspen Insurance Holdings Limited
December 10, 2010

submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements, representations, covenants and certificates of officers and representatives of the Company and its subsidiaries and of public officials.. We have assumed that the Indenture and Supplemental Indenture have been duly authorized, executed and delivered by the Trustee.
     Based upon and subject to the foregoing, and subject to the further qualifications, assumptions and limitations set forth below, we are of the opinion that:
     1. Assuming the due authorization by the Company of each of the Base Indenture and the Supplemental Indenture, to the extent that execution and delivery are matters of New York law, the Base Indenture and the Supplemental Indenture have been duly executed and delivered by the Company and, assuming that the Base Indenture and Supplemental Indenture are the valid and legally binding obligations of the Trustee, the Base Indenture and the Supplemental Indenture constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with each of their terms, subject to bankruptcy, insolvency, moratorium, receivership, conservatorship, liquidation, fraudulent conveyance or transfer and similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity).
     2. Assuming the due authorization by the Company of the Notes, to the extent that execution and delivery are matters of New York law, the Notes have been duly executed and delivered by the Company and, assuming the due authentication thereof by the Trustee, the Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, moratorium, receivership, conservatorship, liquidation, fraudulent conveyance or transfer and similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity).
     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by Bermuda law. Insofar as this opinion involves matters of the laws of Bermuda or determinations regarding regulatory consents and approvals required to be obtained by the Company from any governmental body or bodies in connection with the issuance and sale of the Notes, we have relied upon an opinion of even date herewith addressed to you by Appleby.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated December 10, 2010. In giving such consent, we do not

Aspen Insurance Holdings Limited
December 10, 2010

thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Dewey & LeBoeuf LLP